Exhibit 10.18

EXECUTION COPY

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT (this “Agreement”) is entered into as of March 1, 2004 by and among Atlantic Broadband Group, LLC, a Delaware limited liability company (“Parent”), Atlantic Broadband Finance, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and ABRY Partners, LLC, a Delaware limited liability company (“ABRY”).

On the date hereof ABRY Partners IV, L.P. (the “Fund”), an affiliate of ABRY, entered into an Investor Securities Purchase Agreement (the “Purchase Agreement”) among Parent, the Fund and other investors party thereto, pursuant to which the Fund purchased a substantial quantity of equity securities of Parent.

During the term of the Fund’s investment in Parent, ABRY or its affiliates may from time to time (i) pay certain fees, costs and expenses incurred by Parent, the Company and/or their subsidiaries (collectively, the “ABB Companies”), and/or (ii) procure letters of credit or provide other credit enhancements for or for the benefit of the ABB Companies.

ABRY, Parent and the Company wish to enter into this agreement to provide for the reimbursement of any such fees, costs and expenses and all other amounts paid or incurred by ABRY or its affiliates arising from, related to or in connection with any such letter of credit or other credit enhancements.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Parent, the Company and ABRY hereby agree as follows:

1. Reimbursement. Promptly upon ABRY’s request, the Company shall reimburse, or cause one or more of its subsidiaries to reimburse, ABRY for (i) all reasonable amounts paid, at the request of any ABB Company, by ABRY or its affiliates in respect of fees, costs or expenses incurred by the ABB Companies, and (ii) all reasonable fees, costs, out-of-pocket expenses or other amounts paid or incurred, at the request of any ABB Company, by ABRY or its affiliates arising from, related to or in connection with a letter of credit or other credit enhancement procured or provided, at the request of any ABB Company, by ABRY or its affiliates for the benefit of the ABB Companies, including, without limitation, all reasonable amounts incurred in procuring or providing such letter of credit or other credit enhancement or paid pursuant to any reimbursement obligation related to such letter of credit or any other credit enhancement. ABRY shall provide the Company with documentation evidencing such fees, costs, expenses and other amounts paid as the Company may reasonable request.

2. General Provisions.

(a) Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against Parent, the Company or ABRY unless such modification, amendment or waiver is approved in writing by Parent, the Company or ABRY (as the case may be). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a wavier of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and assigns; provided that no such assignment will relieve the Company from its obligations under this Agreement.

(d) Choice of Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and any exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(e) Time is of the Essence. The parties to this Agreement hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

(f) Entire Agreement. This Agreement and the agreements and documents referred to herein contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

(g) No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h) Waiver of Jury Trial. Each party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Reimbursement Agreement as of the day and year first above written.

ABRY PARTNERS, LLC

By:	/s/ Jay Grossman
Name:	Jay Grossman
Its:	Vice President

ATLANTIC BROADBAND FINANCE, LLC

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Its:	Chief Financial Officer

ATLANTIC BROADBAND GROUP, LLC

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Its:	Chief Financial Officer